Exhibit 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

September 30, 2011

XL Group Public Limited Company
XL Group Ltd.
No. 1 Hatch Street Upper, 4th Floor
Dublin 2
Ireland

Ladies and Gentlemen:

                    We have acted as special United States counsel to XL Group Public Limited Company, a public company limited by shares incorporated under the laws of Ireland (the “Company”), and its wholly-owned subsidiary, XL Group Ltd., a Cayman Islands exempted company (“XL-Cayman”), in connection with XL-Cayman’s offering pursuant to a registration statement on Form S-3 (No. 333-155777) (the “Registration Statement”) of XL-Cayman’s 5.75% Senior Notes due 2021 (the “Notes”), the payment of principal, premium, if any, and interest on which is fully and unconditionally guaranteed (the “Guarantee” and, together with the Notes, the “Securities”) by the Company, issued under an indenture dated as of September 30, 2011 (the “Base Indenture”) and a supplemental indenture dated as of September 30, 2011 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each among XL-Cayman, the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The prospectus dated September 27, 2011, included in the Registration Statement, together with the related prospectus supplement dated September 27, 2011, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under Securities Act of 1933, as amended (the “Securities Act”), is herein called the “Prospectus.”

                    In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

XL Group Public Limited Company
XL Group Ltd., p. 2

(b)	the Prospectus and the documents incorporated by reference therein;

(c)	a copy of the Notes in global form as executed by the Company and authenticated by the Trustee; and

(d)	an executed copy of each of the Base Indenture and the Supplemental Indenture.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

                    In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

                    Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Notes are the valid, binding and enforceable obligations of XL-Cayman, entitled to the benefits of the Indenture, and the Guarantee is the valid, binding and enforceable obligation of the Company.

                    Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company or XL-Cayman, (a) we have assumed that each party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to XL-Cayman or the Company), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

                    In giving the foregoing opinion relating to the validity, binding effect or enforceability of any agreement or obligation of XL-Cayman, we have relied without independent investigation, as to matters relating to the laws of the Cayman Islands, on the opinion of Maples and Calder and in giving the foregoing opinion relating to the validity, binding effect or enforceability of any agreement or obligation of the Company, we have relied without independent investigation, as to matters relating to the laws of Ireland, on the opinion of A&L Goodbody (together, the “Local Opinions”), copies of which are filed as Exhibits 5.2 and 5.3, respectively, to the Company’s Current Report on Form 8-K dated September 30, 2011, which will be incorporated by reference into the Registration Statement, and our opinion is subject to all of the limitations and qualifications contained in the Local Opinions.

                    We note that any designation in Section 4.5 of the Supplemental Indenture of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities is (notwithstanding the waiver in Section 4.5) subject to the power of such courts

XL Group Public Limited Company
XL Group Ltd., p. 3

to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

          We also note that the waivers of defenses contained in Article XI of the Base Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.

          Except insofar as we have relied on the Local Opinions, the foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York (excluding for such purposes any matter relating to the insurance laws and regulations of such jurisdictions).

          We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement, the preliminary prospectus supplement dated September 27, 2011 relating to the Securities, as filed with Commission pursuant to Rule 424(b) under Securities Act, and the Prospectus, in each case under the heading “Legal Matters,” as counsel for the Company and XL-Cayman that has passed on the validity of the Securities, and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated September 30, 2011, which will be incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/S/ JANET L. FISHER

Janet L. Fisher, a Partner